Docusign Envelope ID: 9C8DB98C-7163-8CD1-828B-E5787EACF451

Sharplink

April 3, 2026

ParaFi Capital LP
500 West Putnam Avenue, Suite 400
Greenwich, CT 06830
Via Email to: legal@parafi.com; ops@parafi.com
CC: Adrian Uberto

Dear Mr. Uberto,

This letter serves to formally confirm our conversation that Sharplink, Inc., f/k/a Sharplink Gaming, Inc., ("Sharplink") and ParaFi Capital LP ("ParaFi") have mutually agreed to terminate the May 30, 2025 Asset Management Agreement between our organizations (the "Agreement"), as Sharplink has brought asset management on team. This letter confirms that the Parties agree that the Agreement will be terminated effective as of May 31, 2026 (the "Termination Effective Date"). Defined terms not specified herein shall have the meaning given in the Agreement.

As of the Termination Effective Date, the Parties agree as follows:

(i) all amounts due and owing under the Agreement prior to the Termination Effective Date have been paid by Sharplink within 10 business days following receipt of invoice by ParaFi,

(ii) Sharplink will owe no further financial obligations to ParaFi after the Termination Effective Date,

(iii) ParaFi will no longer be Sharplink's attorney-in-fact in accordance with Section 3(b) of the Agreement and will be relieved of all responsibility and authority of the asset management of any Account Assets listed in Section 3(a) or elsewhere in the Agreement,

(iv) ParaFi will cease all access to any Account Assets and Sharplink will eliminate any access Parafi has to the Account Assets,

(v) the Parties will return or destroy all Confidential Information each has of the other Party, and

(vi) each Party can make any filings as required by law, including as required by federal securities law or trading market regulations, in which case the Party shall provide the other Party with prior notice of such disclosure and reasonably cooperate with such Purchaser regarding such disclosure.

Please have an authorized signatory acknowledge your agreement with this letter by signing below and returning a copy of the same to me. We appreciate the work we have done together over this past year, and wish ParaFi continued future success.

Sincerely,	**Acknowledged and Confirmed:**
Signed by: Joseph Chalom	DocuSigned by: Adrian Uberto
Joseph Chalom, Chief Executive Officer	Name: Adrian Uberto
Sharplink, Inc.	Title: Partner and Chief Operating Officer
200 S. Biscayne Boulevard, Floor 20	ParaFi Capital LP
Miami, FL 33131	Date: April 3, 2026